   SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
August 18, 2009

DRINKS AMERICAS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897

Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

As of August 17, 2009, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC an unaffiliated investment fund (the “Fund”), which provides that, upon the terms and subject to the conditions set forth therein, the Fund is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until August 16, 2011 and at our sole discretion, we may present the Fund with a notice to purchase such Series B Preferred Stock (the “Notice”).  The Fund is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  The Fund will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to the Fund, or (ii) to the extent such purchase would result in the Fund and its affiliates beneficially owning more than 9.99% of our common stock.  Our ability to send a notice is also subject to certain conditions.  Therefore, the actual amount of the Fund’s investment is not certain.

In connection with the Purchaser Agreement, we also issued to the Fund five-year warrants to purchase 6,750,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the execution of the Purchase Agreement.  The number of shares exerciseable under the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice and the exercise price of a corresponding number of shares is subject to adjustment to equal the closing bid price of our common stock on the trading day preceding the Notice.  Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series B Preferred Stock is redeemable at Registrant’s option on or after the fifth anniversary of the date of its issuance.  The Series B Preferred Stock also has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon, and is subject to repurchase by us at the Fund’s election under certain circumstances, or following the consummation of certain fundamental transactions by us, at the option of a majority of the holders of the Series B Preferred Stock.

Holders of Series B Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.  The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation senior to our common stock and our Series A Convertible Preferred Stock.

In a concurrent transaction the Fund will borrow up to 10,000,000 shares of our common stock from certain of our non-affiliated stockholders.

The Series B Preferred Stock and warrants, and the shares common stock issuable upon exercise of the warrants  have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Out of the gross proceeds of this Offering, we are obligated to pay Source Capital Group (the "Placement Agent") 10% of the amount we realize on the sale of the Series B Preferred Stock. We will also issue to the Placement Agent, warrants to acquire 5% of the shares of our Common Stock which we deliver on exercise of the Warrants with an exercise price equal to the exercise price of the Warrants that were exercised. (the "Placement Agent Warrants"), which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters.

In order to secure amendments to our Certificate of Designation  with respect our Series A Convertible Preferred Stock (“Series A Shares”)which were required in order for us to enter into the Purchase Agreement, we agreed that that upon any issuance by the Company of any Common Stock with an effective price per share of Common Stock of less than $0.35 per share (“Triggering Issuances”)(subject to adjustment for reverse and forward stock splits and the like), the holders of the Series A Shares(the “Series A Holders”) may, in their sole discretion, at any time thereafter, pursuant to the conversion terms set forth in the Certificate of Designation of the Series A Preferred Stock, convert at the per share price which applied to the Triggering Issuance, such number of shares of Preferred Stock as will result, in the aggregate, in the issuance by the Company of the same number of shares of Common Stock to the Series A Holders as were issued in the Triggering Issuances, which rights will be exercisable by the Series A Holders pro rata to the number of shares of Preferred Shares held by each of them on the date the Triggering Issuances occur.

A copy of the press release issued by The Company Services, Inc. on August 18, 2009 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	REGULATION FD DISCLOSURE.

On August 18, 2009, we issued a press release with respect to the matters referred to herein.  A copy of the press release is furnished herewith.

Item 9.01

(d)	Exhibits:

Exhibit No.	Description

3.5	Certificate of Designation of Series B Convertible Preferred Stock.

4.18
Preferred Stock Purchase Agreement, dated as of August17, 2009, by and among Drinks Americas Holdings, Ltd. and Optimus Capital Partners, LLC dba Optimus Special Situations Capital Partners, LLC, including all material agreements related thereto.

4.19	Form of Warrant, dated as of August 17, 2009 between Drinks Americas Holdings, Ltd. and Optimus Capital Partners, LLC dba Optimus Special Situations Capital Partners, LLC.

99.1	Press Release dated August 18, 2009.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2009

DRINKS AMERICAS HOLDINGS, LTD.

By:	/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO